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                                                                    Exhibit 21.1


Subsidiaries of the Registrant

1.       Steelcase Canada Ltd., a Canadian corporation

2.       Steelcase Financial Services Inc., a Michigan corporation

3.       Steelcase Development Inc., a Michigan corporation

4.       Revest Inc., a Texas corporation

5.       Steelcase SAS, a French corporation

6.       DesignTex Fabrics, Inc., a New York corporation

7.       Office Details Inc., a Michigan corporation